Joint Filer Information

Title of Security:	Common Stock
Issuer & Ticker Symbol:	Parlux Fragrances, Inc. (PARL)
Designated Filer:	Pike Capital Partners, LP
Other Joint Filers:	Pike Capital Partners (QP), LP Pike Capital Management LLC Dan W. Pike
Addresses:	The address of Pike Capital Partners (QP), LP, Pike Capital Management LLC and Dan W. Pike 275 Madison Avenue, Suite 418, New York, NY 10016.
Signatures:

Dated: January 15, 2010

PIKE CAPITAL PARTNERS (QP), LP
By: Pike Capital Management LLC,
As General Partner

By:  /s/  Kevin R. Arps
             Kevin R. Arps, Chief Financial Officer

PIKE CAPITAL MANAGEMENT LLC

By:   /s/ Kevin R. Arps
               Kevin R. Arps, Chief Financial Officer

/s/ Kevin R. Arps
      Kevin R. Arps, as
      Attorney-in-Fact for Daniel W. Pike